Exhibit 5.1

Our ref: RZB.617026/10

Hollysys Automation Technologies Ltd. Kingston Chambers PO Box 173 Road Town Tortola British Virgin Islands

18 December 2015

Dear Sirs

Hollysys Automation Technologies Ltd.

We have acted as counsel as to British Virgin Islands law to Hollysys Automation Technologies Ltd. (the "Company") in connection with the Company's registration statement on Form S-8 (the "Registration Statement") under the United States Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission, relating to the registration of up to 5,000,000 ordinary shares, par value US$0.001 per share of the Company (the "Unissued Shares") of which 3,260,000 of the Unissued Shares may be awarded under the Company’s 2015 Equity Incentive Plan (the "Plan") and 1,740,000 of the Unissued Shares are subject to outstanding unexercised options previously granted under the Plan.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 18 December 2015, including the Company's Certificate of Incorporation and its Memorandum and Articles of Association as registered on 8 September 2010 (the "Memorandum and Articles").

1.2	The records of proceedings on file with and available for inspection on 18 December 2015 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.3	The written resolutions of the board of directors of the Company dated 14 May 2015 and the further written resolutions of the board of directors of the Company dated 14 May 2015 (together, the "Resolutions").

1.4	The Plan.

1.5	A Certificate of Incumbency (the "Registered Agent's Certificate") dated 17 December 2015, issued by Maples Corporate Services (BV) Limited, the Company's registered agent, a copy of which is attached as Appendix A.

1.6	A Certificate of Good Standing dated 17 December 2015 in respect of the Company issued by the Registrar of Corporate Affairs in the British Virgin Islands.

1.7	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy of the Registered Agent's Certificate and the Resolutions. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Memorandum and Articles remain in full force and effect and are unamended.

2.2	The directors of the Company at the date of the Resolutions were the persons named therein respectively as the directors.

2.3	Each director disclosed his interest (if any), in the manner prescribed in the Memorandum and Articles prior to passing any of the Resolutions adopted by the board of directors of the Company or the compensation committee of the Board of directors of the Company.

2.4	The members of the Company have not restricted or limited the powers of the directors of the Company in any way.

2.5	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent's Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

2.6	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.7	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.8	All signatures, initials and seals are genuine.

2.9	All future resolutions of the Administrator (as defined in the Plan) approving an award or issue of the Unissued Shares pursuant to the terms of the Plan will be effected, held and conducted in accordance with the Memorandum and Articles of Association of the Company.

2.10	The Resolutions remain in full force and effect and have not been revoked or varied.

2.11	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.12	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Plan.

2.13	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. We have not made any investigation of the laws, rules or regulations of any jurisdiction other than the laws of the British Virgin Islands.

2.14	That the Company is not conducting a "regulated activity" under a "financial services enactment" (as defined under the Regulatory Code, 2009 (as amended)).

2.15	That neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

2.16	The Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors and/or members of the Company taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act, 2004 (as amended), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	The Company is currently authorised to issue 190,000,000 shares comprising 100,000,000 ordinary shares each such share having a par value of US$0.001 and 90,000,000 preferred shares each such share having a par value of US$0.001.

3.3	The Unissued Shares to be issued pursuant to the Registration Statement have been duly authorised for issue and, when issued and allotted in accordance with the Company's memorandum and articles of association and as contemplated in the Registration Statement and the Plan, assuming the subscription monies in respect of such Unissued Shares (being at least the aggregate par value of such Unissued Shares) have been paid in full to the Company in payment for the subscription price of the Unissued Shares, the Unissued Shares will be validly issued, allotted, fully paid and non-assessable (meaning that there will be no further obligation on the holder of any of the Unissued Shares to make any further payment to the Company or its creditors in respect of an assessment or call on such Unissued Shares).

3.4	The Unissued Shares will be deemed to be issued when the name of the registered holder(s) is entered in the register of members of the Company as the registered holder(s) of the Unissued Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references made to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations promulgated thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters or documents not referred to herein or any circumstance, fact or event that occurs after the date of this legal opinion that may alter, affect or modify the opinions expressed herein.

This opinion letter is addressed to and for the benefit solely of the addressee.

Yours faithfully

/s/ Maples and Calder

Appendix A

Registered Agent Certificate

REGISTERED AGENT'S CERTIFICATE

In this certificate:

"Act"	means the BVI Business Companies Act, 2004 (as amended).
"BVI"	means the British Virgin Islands.
"Company"	means **Hollysys Automation Technologies Ltd.**
"FSC"	means the BVI Financial Services Commission.
"Register"	means the Register of Companies maintained by the Registrar.
"Registered Agent"	means Maples Corporate Services (BVI) Limited.
"Registered Office"	means the Company's registered office, being Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.
"Register of Charges"	means a register of charges maintained at the Company's Registered Office pursuant to section 162 of the Act.
"Registrar"	means the Registrar of Corporate Affairs in the BVI.

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands, being the Company's duly appointed Registered Agent hereby certify that:

1 the Company was incorporated in the BVI on 06 Feb 2006 with company number 1009283;

2 the Company's name appears on the Register and it has paid all fees due and payable to the FSC.

As far as can be determined from the documents retained at the Registered Office:

3 the Company has not commenced liquidation under the Act or the Insolvency Act, 2003 (as amended) and no receiver has been appointed over the Company or any of its assets;

4 no legal, arbitration or other administrative proceedings have been threatened or commenced against the Company;

5 the Directors of the Company are as follows:

Name	Appointment Date
Jerry Zhang	20 September 2007
Colin Sung	01 February 2008
Jianyun Chai	02 June 2008

Jianfeng He	20 November 2013
Baiqing Shao	20 November 2013

6 The register of members is maintained on behalf of the company at Continental Stock Transfer & Trust Company of 17 Battery Place, 8th Floor, New York, NY 10004

7 According to our records no entries have been made on the Register of Charges of the Company maintained pursuant to section 162 of the BVI Business Companies Act, 2004 (as amended).

8 All certifications are correct as at the 17th December 2015.

For and on behalf of

Maples Corporate Services (BVI) Limited.- Registered Agent

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